Exhibit 99.1

Press Release

222 LAKEVIEW AVENUE, SUITE 1500, WEST PALM BEACH, FL 33401

NEWS RELEASE

TODHUNTER INTERNATIONAL, INC. ANNOUNCES $10 MILLION
STOCK PURCHASE BY ANGOSTURA LIMITED AND INTENTION
TO REGISTER A RIGHTS OFFERING FOR ITS PUBLIC SHAREHOLDERS

WEST PALM BEACH, FLORIDA – JUNE 9, 2004 — Todhunter International, Inc. (AMEX:THT), producer and distributor of the Cruzan line of rums from the Virgin Islands and a leading distiller of rum, brandy and importer and marketer of premium branded spirits, announced today that Angostura Limited agreed to invest $10 million in Todhunter International, Inc. in exchange for 714,285 shares of common stock, which equates to an equity issue price of $14.00 per share.  The transaction was approved yesterday by the Board of Directors after having been determined to be fair to the public stockholders of the Company by the Special Committee of independent directors of the Company.  In addition, Angostura will reimburse one-half of the Company’s expenses in connection with this transaction. As a result of this transaction, Angostura’s ownership of the Company’s stock will increase from 64% to 68%.

The Subscription Agreement for this transaction also provides that the Company will use its best efforts to complete a rights offering pursuant to a registration statement to be filed with the Securities and Exchange Commission.  The rights offering will allow each stockholder of the Company other than Angostura Limited to purchase such holder’s pro-rata amount of the number of shares of the common stock of the Company that will permit the public stockholders in the aggregate to maintain the percentage stock ownership the public stockholders owned prior to the stock purchase by Angostura Limited.  It is expected that the number of shares available to be sold pursuant to the rights offering will be 407,774 and the per share purchase price of the rights offering will be the lesser of $14.00 or the closing price on the AMEX two days prior to the effective date of the registration statement. The Company will use its best efforts to file the registration statement within 60 days.

“This investment by Angostura Limited is a strong vote of confidence from our majority shareholder in the underlying enterprise value of the Company,” said Jay Maltby, Chairman, CEO & President.  “This transaction will allow us the financial flexibility to continue our aggressive efforts to promote and grow the Cruzan Rum brand.”

Todhunter International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.   The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Todhunter intends that such forward-looking statements shall be subject to the safe harbors created thereby. These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Forward-Looking Statements” in Todhunter’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003. As a result, future results may differ materially from the expected results represented by the forward-looking statements contained in this press release.

Contact:	Ezra Shashoua, Executive Vice President and Chief Financial Officer
William J. Viggiano, Controller
(561) 655-8977